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Exhibit 4.2

As of May 1, 2002

ABGENIX, INC.

CANADIAN EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Canadian Employee Stock Purchase Plan of Abgenix, Inc.

1.    Purpose.    The purpose of the Plan is to provide employees of the Company's Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.

2.    Definitions.

  (a)
  "Administrator" has the meaning set out in Section 14 of this Plan.

  (b)
  "Board" shall mean the Board of Directors of Abgenix, Inc.

  (c)
  "Code" shall mean the Internal Revenue Code of 1986 of the United States of America, as amended.

  (d)
  "Common Stock" shall mean the Common Stock of the Company.

  (e)
  "Company" shall mean Abgenix, Inc.

  (f)
  "Compensation" shall mean all base straight time gross earnings, overtime, commissions, incentive payments, bonuses and other cash compensation.

  (g)
  "Designated Subsidiary" shall mean Abgenix Biopharma Inc. and any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

  (h)
  "Employee" shall mean any individual who is (1) an employee in Canada for tax purposes of a Designated Subsidiary; or (2) an individual who is an employee of a Designated Subsidiary and is not resident in Canada for tax purposes but is designated by the Administrator as an "Employee" for the purpose of this Plan; and whose customary employment with the Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Designated Subsidiary. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, for the purposes of the Plan, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

  (i)
  "Enrollment Date" shall mean the first day of each Offering Period.

  (j)
  "Exercise Date" shall mean the last day of each Purchase Period.

  (k)
  "Fair Market Value" shall mean, as of any date, the value of a share of Common Stock determined as follows:

  (i)
  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market Trading Day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

    (ii)
    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

    (iii)
    In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be such amount as is determined in good faith by the Administrator to be the fair market value of such share.

  (l)
  "Offering Period" shall mean the period of approximately twenty-four (24) months during which an Option granted pursuant to the Plan may be exercised, commencing on May 1 or November 1 of each year and terminating on the last day in the period ending twenty-four months later; provided, however, that the first Offering Period under the Plan shall commence on May 1, 2002 or such period with commencement date and duration as changed by the Board pursuant to Section 4 of this Plan.

  (m)
  "Option" has the meaning set out in Section 7 hereunder.

  (n)
  "Plan" shall mean this Canadian Employee Stock Purchase Plan.

  (o)
  "Purchase Period" shall mean a period of six (6) months within an Offering Period. The Purchase Periods for the first offering Period shall be as follows:

            May 1, 2002 through October 31, 2002

            November 1, 2002 through April 30, 2003

            May 1, 2003 through October 31, 2003

            November 1, 2003 through April 30, 2004

  (p)
  "Purchase Price" shall mean the Fair Market Value of a Share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

  (q)
  "Reserves" shall mean the aggregate number of shares of Common Stock covered by each Option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under Option.

  (r)
  "Subsidiary" shall mean a corporation, domestic or foreign, of which more than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

  (s)
  "Trading Day" shall mean a day on which U.S. stock exchanges and the Nasdaq System are open for trading.

  (t)
  "U.S. Dollar Equivalent" of a participant's payroll deductions accumulated on or before a certain date shall mean such participant's payroll deductions converted into U.S. dollars based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on the third business day in New York immediately before the relevant date.

3.    Eligibility.

  (a)
  Any Employee who shall be employed by a Designated Subsidiary on a given Enrolment Date shall be eligible to participate in the Plan, subject to the requirements of Section 5(a); provided however that eligible Employees may not participate in more than one Offering Period at a time and may not participate in the Company's 1998 Employee Stock Purchase Plan.

  (b)
  Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand U.S. Dollars (US$25,000) worth of stock of the Company (determined at the Fair Market Value of the shares at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

4.    Offering Periods and Purchase Periods.

  (a)
  Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on May 1 and November 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence on May 1, 2002. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without approval from Employees or participants under the Plan if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

  (b)
  Purchase Periods. Each Offering Period shall consist of four (4) consecutive Purchase Periods of approximately six (6) month's duration. The last day of each Purchase Period shall be the Exercise Date for such Purchase Period. A Purchase Period commencing on May 1 shall end on the next October 31. A Purchase Period commencing on November 1 shall end on the next April 30. Notwithstanding the foregoing, the Administrator may change the duration and/or frequency of any Purchase Period in its sole discretion, upon the commencement of any new Purchase Period, subject to all applicable federal and provincial laws.

5.    Participation.

  (a)
  An Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company or the Designated Subsidiary's payroll office prior to the applicable Enrolment Date.

  (b)
  Payroll deductions for a participant shall commence on the first payroll following the Enrolment Date and shall end when terminated by the participant as provided in Section 10 hereof.

6.    Payroll Deductions.

  (a)
  At the time a participant files his or her subscription agreement, he or she shall elect in the subscription agreement to have payroll deductions made on each pay day during the Offering Period in an amount being a whole percentage not exceeding fifteen percent (15%) of the Compensation which he or she is entitled to receive on each pay day during the Offering Period.

  (b)
  All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

  (c)
  A participant may either (i) discontinue his or her participation in the Plan as provided in Section 10 hereof, or, (ii) increase or decrease (including to zero percent (0%)) the rate of his or her payroll deductions during the Offering Period without discontinuing his or her participation in the Plan by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless changed in accordance with this section or terminated as provided in Section 10 hereof. For clarification purposes, a participant may participate in only one Offering Period at any time.

  (d)
  At the time the Option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's and the Designated Subsidiary's federal, state, provincial or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company and / or the Designated Subsidiary may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company and the Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or the Designated Subsidiary any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee. The Company or the Designated Subsidiary may also require the participant to provide cash payment or cleared funding to the Company or the Designated Subsidiary to satisfy any or all of such withholding obligations before the Company issues any Common Stock to such participant.

7.    Grant of Option.    On the Enrolment Date of each Offering Period, each Employee participating in such Offering Period shall be granted an Option (the "Option") exercisable on each Exercise Date during such Offering Period to purchase at the applicable Purchase Price up to the maximum full number of shares of the Company's Common Stock determined by dividing such Employee's U.S. Dollar Equivalent of payroll deductions accumulated on or before such Exercise Date and retained in the Participant's account as of such Exercise Date by the applicable Purchase Price provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than 10,000 shares of the Company's Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the Options shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option if not exercised shall expire on the last day of the relevant Offering Period.

8.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in Section 10 hereof and subject to provisions under Section 19 hereof, his or her Option shall be deemed to be exercised automatically on each Exercise Date of an Offering Period, and the maximum number of full shares subject to such Option shall be purchased for such participant at the applicable Purchase Price with the U.S. Dollar Equivalents of accumulated payroll deductions in his or her account. No fractional shares shall be purchased; to the extent any payroll deductions accumulated in a participant's account are not sufficient to purchase a full share, such payroll deduction shall be retained in the participant's account for the next Purchase Period or Offering Period, as the case may be, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant's lifetime, a participant's Option to purchase shares hereunder is exercisable only by him or her for his or her benefit.

9.    Delivery.

  (a)
  As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange delivery of a certificate (or proof of title) representing the shares purchased upon exercise of his or her Option to each participant or pursuant to the direction set out in the subscription agreement or the sale request, as applicable.

  (b)
  If a participant gives a sale request to the Company in a form specified from time to time by the Administrator and such other documents as deemed necessary by the Administrator on or before ten days prior to an Exercise Date indicating that the participant wishes to sell all of the Common Stock purchased by him or her pursuant to the exercise of his or her Option on such Exercise Date ("Sale Stock"), the Company shall forward, on behalf of the participant, such sale request to a broker selected by the Administrator (the "Selected Broker"), who upon receipt of such request will arrange for the sale of the Sale Stock as an open market order for and on behalf of such participant on the Exercise Date or as soon as practical thereafter and pay the proceeds of such sale to the participant, net of all brokerage and other applicable fees less any amount necessary to meet applicable withholding obligations of the Company or the Designated Subsidiary in respect of the exercise of the participant's Option and the disposition of the Sale Stock. By executing a sale request, the participant shall be deemed to have irrevocably authorized the Selected Broker to pay to the Company or the Designated Subsidiary from the sale proceeds of the Sale Stock such amount specified by the Company or the Designated Subsidiary necessary to meet the applicable withholding obligation of the Company or the Designated Subsidiary referred to above. Notwithstanding the above, each participant who gives a sale request to the Company shall be responsible for ensuring that he or she opens an account with the Selected Broker and, unless such participant has done so, no sale request will or can be processed.

10.    Withdrawal.

  (a)
  A participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her Option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's Option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

  (b)
  A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.    Termination of Employment.    Upon a participant's ceasing for any reason to be an Employee, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the Option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant's Option shall be terminated automatically. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in respect of which such payment in lieu of notice relates.

12.    Interest.    A participant shall not be entitled to any interest on the payroll deductions of such participant under the Plan under any circumstances.

        13.    Stock.

  (a)
  The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 200,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof. If, on a given Exercise Date, the number of shares with respect to which Options are to be exercised by all participants on such Exercise Date exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as equitable a manner as shall be practicable and as it shall determine to be equitable in its sole discretion and funds not used to purchase shares on such Exercise Date shall be returned, in cash, without interest, to the participants.

  (b)
  The participant shall have no interest or voting right in shares covered by his or her Option until such Option has been exercised.

  (c)
  Shares to be delivered to a participant under the Plan shall be registered in the name of a registered dealer for the benefit of the participant or in the name of the participant pursuant to the subscription agreement executed by the participant and accepted by the Company.

14.    Administration.    The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board (in either case referred to herein as the "Administrator"). The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

        15.    Designation of Beneficiary.

  (a)
  A participant may file a written designation of beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file with the Company a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the Option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

  (b)
  Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, and without liability to any person, may deliver such shares and/or cash to the spouse or to any one or more dependants or relatives of the participant, or if no spouse, dependant or relative is known to the Company, then to such other person as the Company may designate.

16.    Transferability.    Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may in its sole discretion treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.    Reports.    Individual participation record accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at intervals determined by the Administrator but at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

  (a)
  Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase during each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be adjusted proportionately for any increase or decrease in the number of issued shares of such Common Stock resulting from a stock split, reverse stock split, stock dividend, reorganization, recapitalization, merger, consolidation, spin-off, combination exchange of shares or other corporate exchange, reclassification of the Common Stock, any distribution to stockholders of shares other than regular cash dividends or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

  (b)
  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each participant in writing at least fifteen (15) business days prior to the New Exercise Date, that the Exercise Date for the participant's Option has been changed to the New Exercise Date and that the participant's Option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

  (c)
  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation (a "Change in Control"), then, as determined by the Administrator in its sole discretion and without liability to any person (i) the Administrator may take such actions, if any, as it deems necessary or desirable with respect to any Option or Offering Period as of the date of the consummation of the Change in Control, (ii) any surviving or acquiring corporation may assume outstanding Options or substitute similar Options for those under the Plan, (iii) such Options may continue in full force and effect, or (iv) the participants' accumulated payroll deductions may be used to purchase shares immediately prior to the effective date of the Change in Control transaction and the participants' Options under the ongoing Offering Period(s) terminated.

20.    Amendment or Termination.

  (a)
  The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Sections 19 or 20 hereof, no such termination can affect or amend any Options previously granted, provided however that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Furthermore, except as provided in Sections 19 or 20 hereof, neither the Plan nor any Options granted under the Plan may be amended if such amendment, in the view of the Board, would adversely affect the rights of any participant, unless such participant consents.

  (b)
  Without stockholder consent and without regard to whether any participant's rights may be considered to have been "adversely affected," the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or the number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable and consistent with the Plan.

  (c)
  Notwithstanding any other provision of the Plan, if the Administrator determines, in its sole discretion, that the application of a particular provision or provisions of the Plan would result in inappropriate or unfair treatment of a participant or prospective participant, the Administrator may waive such provision or provisions as they apply to that participant or prospective participant. Such actions by the Administrator shall not constitute an amendment of the Plan and shall not establish a precedent or in any way restrict the Administrator's ability to act in similar or dissimilar situations that may arise in the future.

21.    Notices.    All notices or other communications by a participant to the Company and the Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company and the Designated Subsidiary at the location, or by the person, designated by the Company and the Designated Subsidiary for the receipt thereof.

22.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any stock exchange upon which the shares may then be listed, and all applicable Canadian and provincial securities legislation, orders and policies and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an Option pursuant to Section 8, on or before the time of such exercise, the Company may require the participant whose options are so exercised to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.    Term of Plan.    The Plan shall become effective upon its adoption by the Board of Directors, and shall continue in effect unless sooner terminated under Section 20 hereof.

24.    Automatic Transfer to Low Price Offering Period.    To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date (other than the final Exercise Date) in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrolment Date of such Offering Period, all participants remaining enrolled in the Plan on such Exercise Date of that Offering Period shall, immediately after the exercise of their Option on such Exercise Date be automatically withdrawn from participation in respect of such Offering Period and, unless the participant otherwise directs, shall be automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

25.    Right to Continued Employment.    Nothing in the Plan shall be construed as creating any employment relationship between the Company and the Employee or as giving any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. The participant acknowledges that neither of the Company nor the Designated Subsidiary shall incur any liability as a result of the termination of an Employee's participation under this Plan by reason of the dismissal of such Employee by the Company or any Designated Subsidiary.

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ABGENIX, INC. CANADIAN EMPLOYEE STOCK PURCHASE PLAN